UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DayStar Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Halfmoon, New York

November 13, 2007

13 Corporate Drive

Halfmoon, New York 12065

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 11, 2007

To our Shareholders:

The 2007 Annual Meeting of Shareholders of DayStar Technologies, Inc. (the “Company”) will be held beginning at 11:00 a.m. local time on December 11, 2007 at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California for the following purposes:

1. To elect seven directors of the Company;

2. To consider and vote upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on November 6, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record at the close of business on November 6, 2007 of the Company’s Common Stock, par value $0.01 per share, (the “Common Stock”) are entitled to notice of, and to vote at the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. A list of shareholders entitled to vote at the meeting will be available for examination by shareholders at the time and place of the meeting and, during ordinary business hours, for a period of ten days prior to the meeting at the Company’s principal place of business at 13 Corporate Drive, Halfmoon, New York 12065. The accompanying form of proxy is solicited by the Board of Directors of the Company.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES WILL BE TABULATED BY INSPECTORS OF ELECTION APPOINTED IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF LAW.

By order of the Board of Directors,

Raja H. Venkatesh

Secretary

13 Corporate Drive

Halfmoon, New York 12065

PROXY STATEMENT

2007 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DayStar Technologies, Inc. (the “Company”) of proxies to be voted at the 2007 Annual Meeting of Shareholders of the Company to be held beginning at 11:00 a.m. local time on December 11, 2007, at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California, and at any adjournments or postponements thereof. The shares represented by properly completed proxies received prior to the vote will be voted FOR any proposal unless specific instructions to the contrary are given or an abstention from voting is indicated by the shareholder. If no instructions to the contrary are given, and the shareholder has not abstained, shares will be voted FOR the election of the seven director nominees. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by internet, electronic mail, telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about November 15, 2007.

VOTING

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to shareholders of the Company on or about November 15, 2007 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on November 6, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 32,448,762 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 7,000 shareholders of record and beneficial holders. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. With respect to Proposal No. 1, the election of a director, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the vote, and broker non-votes will have no effect on the outcome of the election of directors. Abstentions will have the effect of votes AGAINST any other actions that may come before this meeting. Votes will be tabulated by inspectors of election appointed in accordance with the applicable provisions of Delaware Law.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders who share an address. The Company will promptly deliver a separate copy of either document to any shareholder upon written or oral request. Requests may be made by mail to: Christopher T. Lail or A. Renée Sutton, Esq., DayStar Technologies, Inc., 13 Corporate Drive, Halfmoon, New York 12065; by e-mail: clail@daystartech.com or rsutton@daystartech.com; or by telephone: (518) 383-4600. Any shareholder who would like to receive separate copies of the Proxy Statement or Annual Report to Shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact the Company directly at the address or phone number listed above.

ANNUAL REPORT

The combined annual report and Form 10-KSB of the Company for the year ended December 31, 2006, is enclosed with this Proxy Statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated the following persons for election as directors to serve one year terms, which expire at the Annual Meeting of Shareholders in 2008, or until their respective successors are elected and qualified:

Randolph A. Graves, Jr., Chairman and Lead Director

Stephan J. DeLuca, Chief Executive Officer

Robert G. Aldrich

Kevin S. Flannery

Richard Nevins

Scott M. Schecter

Kelly A. Waters

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting, or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee designated by Stephan J. DeLuca and Raja H. Venkatesh, the proxy holders named on the enclosed proxy card or by the current Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director. All nominees have been nominated by the Nominating and Governance Committee of the Company’s Board of Directors, with the exception of Mr. Flannery, whose nomination was a third-party right. There were no shareholder nominations for directors.

The Board of Directors recommends a vote FOR the election of Messrs. Graves, DeLuca, Aldrich, Flannery, Nevins, and Schecter, and Mrs. Waters.

The following table sets forth certain information about each nominee for election to the Company’s Board of Directors.

Name	Age	Positions	Director Since	Expiration of Current Term
Randolph A. Graves, Jr.(3)	68	Chairman and Lead Director	2003	2007
Stephan J. DeLuca	52	Director and Chief Executive Officer	2006	2007
Robert G. Aldrich(1)(2)	67	Director	2003	2007
Kevin S. Flannery(1)	62	Director	2007	2007
Kelly A. Waters(2)(3)	48	Director	2005	2007
Scott M. Schecter(1)	51	Director	2005	2007
Richard Nevins	60	Director	2007	2007

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Directors

Randolph A. Graves, Jr. Dr. Graves was appointed Chairman of the Board on January 22, 2007. He joined us as a director in October 2003 and has served as our Lead Director since October 2006. From 1991 to 2005, Dr. Graves served as Executive Consultant with Graves Technology Inc. and since 2002 has served as the acting Chief Financial Officer of Eurotech, Ltd. Eurotech is a public company that acquires, develops, and markets chemical and electronic technologies and products for use in environmental and security markets. Dr. Graves previously served as Eurotech’s Chairman and Chief Executive Officer, and prior to joining Eurotech was the President of Graves Technology, Inc. Dr. Graves was formerly the President and Chief Executive Officer of Mosaic Multisoft Corp., a Research Leader at NASA Langley Research Center, and Director, Aerodynamics Division, at NASA headquarters in Washington, D.C. Dr. Graves received his B.S. and M.S. degrees from Virginia Polytechnic Institute and State University, his Master of Management from Stanford University’s Graduate School of Business, and his D.Sc. from George Washington University.

Stephan J. DeLuca. Dr. DeLuca has served as our Chief Executive Officer since November 2006 and as a director since October 2006. Dr. DeLuca joined us in April 2006 as our Chief Operating Officer. From January 2001 to April 2006, Dr. DeLuca was Vice President, Worldwide Sales and Business Development for INFICON Holding AG, a leading developer, manufacturer, and supplier of innovative vacuum instrumentation, critical sensor technologies, and process control software for the semiconductor and related industries. Dr. DeLuca joined INFICON in January 1991 as Product Manager for Gas Analysis products. In 1994, he assumed responsibility for the start up of INFICON’s Environmental Health and Safety business unit, and from May of 2000 through December 2002 he managed INFICON’s Asia Sales operations, based in Taiwan. Dr. DeLuca holds a Ph.D. in Applied Chemistry from the Colorado School of Mines, an MBA from Syracuse University, a MS in Geochemistry from the Colorado School of Mines, and a B.A. in Chemistry from University of California, San Diego.

Robert G. Aldrich. Dr. Aldrich joined us as a director in October 2003 and has chaired the Compensation Committee since that time. Since 1995, Dr. Aldrich has provided executive and consulting assistance to identify and develop business opportunities arising from globalization, technology, environmental quality, and energy deregulation. From September 2000 to 2005, he served as Chief Executive Officer of Dirigo Energy, Inc., an energy-related risk management company. Other assignments during this period included serving as a director and interim President of TTI Technologies, Inc., a developer of solid waste fluidized bed combustion systems; Chairman of Burstpower, Inc., a developer of ultracapacitor energy storage products; President, Commercial Operations, Solo Energy Corporation, a catalytic microturbine developer; and resident executive, leadership and management training, for the Onshore Oil Company of Abu Dhabi, UAE. Dr. Aldrich served from 1992 to 1995 as Vice President and Group Vice President, Electric Power Research Institute. Since 1992 he has been a member of the American Management Association’s International Council. From 1993 to 1995, he was a director of Ramtron, a public company developing non-volatile memory chips. Dr. Aldrich holds a Ph.D. in Solid State Science and Technology from Syracuse University and a Bachelor in Metallurgical Engineering from Rensselaer Polytechnic Institute.

Kevin S. Flannery. Mr. Flannery joined us as a director in March 2007. Since 1992 Mr. Flannery has served as President and Chief Executive Officer of Whelan Financial Corporation, a crisis management and consulting firm. He was Chairman of the Board and Chief Executive Officer of RoweCom, Inc. from April 2002 to October 2004, and Chairman of the Board and Chief Executive Officer of Telespectrum Worldwide from May 2002 to August 2004. From 1976 to 1991, Mr. Flannery was a Senior Managing Director of Bear, Stearns & Co., a global investment bank and securities trading and brokerage firm. He also currently serves as Chairman of the Board of FPM Heat Treating LLC; Vice Chairman of the Board of Texas Petrochemicals Inc.; and as a director of Atkins Nutritionals Inc., Luxfer Holdings PLC and Norwood Promotional Products Inc.

Richard Nevins. Mr. Nevins joined us as a director in November 2007. He is currently interim Chief Executive Officer and director for InSight Health Services Corp. and a director for Aurora Trailer Holdings and SPELL C LLC. From 1998 to July 2007, he served as Managing Director and co-head of the Recapitalization and Restructuring Group of Jefferies & Company, Inc., where he established and led the international recapitalization and restructuring team in London from 2004 until he retired from Jefferies in 2007. Prior to his tenure at Jefferies & Company, Mr. Nevins served in several leadership positions as a director, financial advisor, and corporate executive. Mr. Nevins holds an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in Economics from the University of California, Riverside.

Scott M. Schecter. Mr. Schecter joined us as a director in January 2005. Since April 2005, Mr. Schecter has served as the Chief Financial Officer of HydroGen Corporation, a company in the business of designing and manufacturing air-cooled Phosphoric Acid Fuel Cell power generation systems and is currently serving as a director of bieMEDIA, LLC, a media design, production, distribution and technology company. From 1994 to 2004, Mr. Schecter, a CPA, served as Vice President, Chief Financial Officer, and Treasurer of Fuel-Tech N.V. He also served as Chief Financial Officer of Clean Diesel Technologies, Inc., a publicly traded development stage company in the specialty chemical business from 1995 through 1999. In 1990, Mr. Schecter participated in a management buyout of American Vision Centers, Inc., a consumer products company, and served as that company’s Senior Vice President and Chief Financial Officer through January 1994. He received his Bachelor of Science degree in Accounting with Distinction from State University of New York at Albany and an MBA with a double major in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania.

Kelly A. Waters. Mrs. Waters joined us as a director in January 2005 and has chaired the Nominating and Corporate Governance Committee since February 2005. Mrs. Waters is co-founder and partner of Waters Group Global, an international consultancy. From December 2006 to October 2007, she served as President and CEO of International Business Development Group – the Americas Division (a division of International Business Development Group, Ltd. U.K.). From 2000 to December 2006, she served as President and Chief Executive Officer of the Center for Economic Growth, serving upstate New York’s Tech Valley. In her capacity as President and Chief Executive Officer, she collaborated with elected state and federal officials, business, academic, and community leaders to promote the growth of the Upstate New York “Tech Valley” region through accomplishment of strategic initiatives, industry attraction and the provision of technology and manufacturing outreach. She also serves on the Capital District Physicians’ Health Plan Board of Directors, the Hudson Valley/Capital Region Board of Directors for HSBC Bank, the Board and Executive Committee of Gilda’s Club of the Capital Region, the Harriman Research & Technology Development Corporation Board and is a Trustee of Siena College. She received her Bachelor of Arts degree in Economics from the University of Maryland.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

If a shareholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Shareholders, the proposal must 1) comply with shareholder eligibility and other requirements of the Securities and Exchange Commission’s rules governing the proposal; and 2) be received by the Company’s Secretary at the Company’s principal executive offices at 13 Corporate Drive, Halfmoon, New York 12065 by January 19, 2008. Proposals received after this date will be considered untimely.

A shareholder proposal (including a nomination of any person to be elected as a director of the Company) submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934 (“the ‘34 Act”) must be submitted in compliance with the Company’s Bylaws as they are in effect prior to the Annual Meeting, and notice must be received by the Company by no later than sixty (60) days before the date of the annual meeting of shareholders or (if later) ten (10) days after the first public notice of that meeting is sent to shareholders. The notice must set forth: (1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (2) with respect to each such shareholder, that shareholder’s name and address (as they appear on the records of the Company), business address and telephone number, residence address and telephone number, and the number of shares of each class of stock of the Company beneficially owned by that shareholder; (3) any interest of the shareholder in the proposed business; (4) the name or names of each person nominated by the shareholder to be elected or re-elected as a director, if any; and (5) with respect to each nominee, that nominee’s name, business address and telephone number, and residence address and telephone number, the number of shares, if any, of each class of stock of the Company owned directly and beneficially by that nominee, and all information relating to that nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, pursuant to Regulation 14A under the ‘34 Act, as amended, or any provision of law subsequently replacing Regulation 14A, together with a duly acknowledged letter signed by the nominee stating his or her acceptance of the nomination by that shareholder, stating his or her intention to serve as a director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election.

Any shareholder wishing to communicate with the Board of Directors, or one or more members, may do so by addressing his, her or its written correspondence to DayStar Technologies, Inc., Board of Directors, c/o Corporate Secretary. The Company Secretary will promptly forward all such communications to the specified addressees.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During 2006, the Board of Directors held fifteen meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was eligible to attend. The Board of Directors does not currently have a policy with regard to the attendance of board members at its Annual Meeting of shareholders. All members of the Board of Directors attended the last Annual Shareholders meeting in June 2006.

The Board of Directors has established an Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Board of Directors has determined that a majority of its directors presently meet the independence standards under the applicable Nasdaq rules. These directors are Messrs. Aldrich, Argabright, Flannery, Graves, Nevins, and Schecter, and Mrs. Waters.

Audit Committee

The Audit Committee currently consists of Messrs. Aldrich, Flannery, and Schecter, with Mr. Schecter serving as Chair. All of the Audit Committee members are currently independent, as defined under the audit committee structure and membership requirements rules applicable to companies listed on the NASDAQ Capital

Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The function of the Audit Committee is to review the performance of and to appoint the Company’s independent public accountants, to review and approve the scope and proposed cost of the yearly audit, to review the financial information provided to shareholders and others, to review the Company’s internal controls, and to consult with and review recommendations made by the Company’s independent public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee met five times during 2006.

Compensation Committee

The Compensation Committee currently consists of Messrs. Aldrich and Argabright, and Mrs. Waters with Mr. Aldrich serving as Chair. The Compensation Committee considers recommendations of the Company’s management regarding the compensation of the senior executives of the Company, considers management’s proposals regarding stock incentive grants and administers the Company’s Equity Incentive Plan. The Compensation Committee met six times during 2006. Mr. Argabright is not standing for re-election at the 2007 annual shareholder’s meeting.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Argabright and Graves, and Mrs. Waters, with Mrs. Waters serving as Chair. All of the members of the Nominating and Governance Committee are independent, as defined under the rules applicable to companies listed on the NASDAQ Capital Market. The function of the Nominating and Governance Committee is (a) assisting the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the specific needs of the Company and the Board of Directors; (b) ascertaining whether such candidates are “Independent” to the extent required by applicable National Association of Securities Dealers, Inc. (“NASD”) and Securities and Exchange Commission (the “Commission”) regulations; (c) identifying, interviewing, and certifying qualified candidates as potential Board members; (d) proposing nominees for election by the shareholders at the Annual Meeting of Shareholders to the Board,; (e) proposing prospective director candidates in the event a vacancy exists or occurs on the Board or upon the occurrence of a change in Board composition requirements to the Board,; (f) reviewing, evaluating, interviewing, and certifying candidates nominated by shareholders for election to the Board of Directors; (g) notifying shareholders of the source of candidates proposed for the Board of Directors; (h) reviewing the conduct of Board meetings and the adequacy and timeliness of information provided to Board members for meetings; (i) developing plans regarding the size and composition of the Board and its committees; (j) evaluating Board performance; (k) reviewing and assessing management succession plans for the Board; (l) advising, developing and recommending to the Board a set of corporate governance policies and principles applicable to the Company and reviewing established corporate governance guidelines of the Board at least annually and monitoring and making recommendations to the Board with respect to the corporate governance principles applicable to the Company; (m) assisting the Board in implementing those practices; (n) overseeing the evaluation of the management of the Company; and (o) such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board and the Company’s management. The Committee serves under a charter, a current copy of which is available on the Company’s website at www.daystartech.com. The Nominating and Governance Committee met five times during 2006.

The Company receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Company in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The independent directors, in addition to any other board members as may be desirable, evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing such other information as may be deemed relevant.

Candidates whose evaluations are favorable are then chosen by the Nominating and Governance Committee to be recommended for selection by the full Board, including by a majority of the Company’s independent directors. The full Board selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Shareholder Nominations for Directors

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at the Company’s principal executive offices. The submission must be received at the Company’s principal executive offices within the timeframe set forth below in “Shareholder Proposals and Communications”.

A shareholder’s notice to the Secretary in order to be valid must set forth (i) the name and address of the shareholder, as they appear on the Company’s books, as well as the shareholder’s business address and telephone number and residence address and telephone number; (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) any relationship of the nominating shareholder to the proposed nominee; (v) the principal occupation or employment of the nominee; (vi) the class and number of shares of the Company stock beneficially owned by the nominee, if any; (vii) a description of all arrangements or understandings between the shareholder and each nominee and any other persons pursuant to which the shareholder is making the nomination; and (viii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to any person that the shareholder proposes to nominate for election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference in future filings with, the Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee of the Board of Directors of the Company is composed of three non-employee directors who meet the independence standards defined in Rule 4200 (a)(15) under the Marketplace Rules of the NASD and the applicable rules of the Commission. The Audit Committee currently comprises Scott M. Schecter, Chair, Robert G. Aldrich, and Kevin S. Flannery. The 2006 Audit Committee members were Scott M. Schecter, Chair, Robert G. Aldrich, and Randolph A. Graves, with Mr. Flannery replacing Mr. Graves on the Committee upon his Board appointment on March 27, 2007. The Audit Committee operates under a written charter adopted by the Board of Directors in 2003 which can be found under the heading “Audit Committee Charter” on the company website at www.daystartech.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Hein & Associates LLP, the independent registered public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements with management and the Company’s independent registered public accountants. The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the Company’s independent public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s independent public accountants were compatible with maintaining the independence of such independent public accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Commission.

The Audit Committee of the Board of

Directors for 2006(1)

Scott M. Schecter, Chair

Robert G. Aldrich

Randolph A. Graves, Jr.

(1)	The above discussion entails actions of the Audit Committee in 2006. Since Mr. Flannery did not become a member of the Audit Committee until 2007, he offers no representations, comments, or opinions on Audit Committee actions before his tenure began.

The following table shows the fees paid or accrued for the audit and other services provided by Hein & Associates LLP for 2006 and 2005.

	FY 2006	FY 2005
Audit Fees	$128,980	$70,045
Audit-Related Fees	—	2,360
Tax Fees	—	—
All Other Fees	—	—

	$128,980	$72,405

Audit services of Hein & Associates LLP for fiscal 2006 and 2005 consisted of the examination of the consolidated financial statements of the Company. All of the services described above were approved in advance by the Audit Committee.

EXECUTIVE OFFICERS

The executive officers of DayStar (all of whom serve at the pleasure of the Board of Directors), their ages, and the position or office held by each, are as follows:

Name	Age	Positions
Stephan J. DeLuca	52	Chief Executive Officer
Steven Aragon	46	Vice President, Engineering
John J. McCaffrey	55	Vice President, Manufacturing
Terence W. Schuyler	49	Vice President, Sales and Marketing
Raja H. Venkatesh	45	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Robert E. Weiss	51	Chief Technology Officer

Stephan J. DeLuca. Dr. DeLuca was appointed as a director on October 10, 2006 and as Chief Executive Officer on November 27, 2006. Dr. DeLuca joined DayStar in April 2006 as Chief Operating Officer. From January 2001 to April 2006, Dr. DeLuca was Vice President, Worldwide Sales and Business Development for INFICON Holding AG (“INFICON”), a leading developer, manufacturer and supplier of innovative vacuum instrumentation, critical sensor technologies, and process control software for the semiconductor and related industries. Dr. DeLuca joined INFICON in January 1991 as Product Manager for Gas Analysis products. In 1994, he assumed responsibility for the start up of INFICON’s Environmental Health and Safety (“EHS”) business unit, and from May of 2000 through December 2002 he managed INFICON’s Asia Sales operations, based in Taiwan. Dr. DeLuca holds a Ph.D. in Applied Chemistry from the Colorado School of Mines, an MBA from Syracuse University, a MS in Geochemistry from the Colorado School of Mines, and a B.A. in Chemistry from University of California, San Diego.

Steven Aragon. Dr. Aragon has served as our Vice President of Engineering since June 2004. From 2002 to 2004, Dr. Aragon served as Program Manager of DC Plasma Power Products at Advanced Energy Industries, a company engaged in the design, manufacture and support of a comprehensive suite of power products critical to the high-tech manufacturing of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications. From 1998 to 2002, Dr. Aragon served as Director of Process Engineering and Applications at SciVac/Optcom, a fiber optics company. Dr. Aragon earned a Ph.D. in Physical Chemistry from the University of California; an MBA in Finance from Santa Clara University; a MS degree in Chemistry from the University of California; and a BA degree in Chemistry from the University of Northern Colorado.

John J. McCaffrey, Jr. Mr. McCaffrey has served as our Vice President, Manufacturing since January 2006. From December 2000 to July 2005, he served as our Vice President, Manufacturing and Engineering and from June 1999 to December 2000 as Vice President, Manufacturing for Evergreen Solar, Inc., a manufacturer of photovoltaic modules incorporating proprietary crystalline silicon solar cells. From June 1979 until June 1999, Mr. McCaffrey worked for Polaroid Corporation where he managed manufacturing, equipment engineering and quality control, including factory start-ups and international operations. Mr. McCaffrey received a B.S. in Chemistry and General Engineering from The United States Naval Academy, Annapolis.

Terence W. Schuyler. Mr. Schuyler joined us in February 2005 and has served as our Vice President of Sales and Marketing since August 2005. He served as Vice President and National Sales Manager of Altair Energy Inc., a PV system integrator and subsidiary of Alpha Technologies Inc., a developer of commercial power systems, from March 2002 to February 2005. He co-founded Altair Energy, LLC in 1998 which was later sold to Alpha Technologies in 2002. Prior to Altair Energy, he held various positions with Applied Power, Solo Power, Solarex Corporation (now BP Solar), Solar Energy Research Institute (now National Renewable Energy Laboratory) and the Sandia National Labs.

Raja H. Venkatesh. Mr. Venkatesh has served as our Executive Vice President and Chief Financial Officer since May 2007. From 2004 to 2007, he served as Vice President, Finance and Chief Financial Officer of Myricom, Inc., a producer of high-performance interconnect and 10GbE silicon chip sets, equipment and software. From 2003 to 2004, he served as Chief Financial Officer of Mediated Systems, a storage company. From 2000 to 2003, he served as Chief Financial Officer of Teraburst Networks, an optical switch company. Mr. Venkatesh has a B.A. in Engineering from the National Institute of Technology in India and a MBA from the Darden Business School at the University of Virginia.

Robert E. Weiss. Mr. Weiss has served as our Chief Technology Officer since May 2007. He initially joined us in January 2006 as Director of the Equipment Development Group and served as our Vice President of Advanced Technologies from March 2006 to May 2007. From September 2005 to January 2006, he served as a consultant to us. From 1992 to 2005, he was with Intevac, Inc., a supplier of thin film deposition manufacturing equipment, most recently serving as Chief Technology Officer, where he led hardware and process development teams in commercializing tools used in the production of plasma and polysilicon displays, hard disks, and low light cameras. Mr. Weiss has a B.A. in English and Psychology from Grinnell College, Iowa.

Employment Agreements

Each executive officer serves at the discretion of our board of directors, and has entered employment contracts with the Company. Each agreement has an initial term of three years. Most of the agreements automatically extend for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement. Under the employment agreement, the executive officer is entitled to participate in an annual bonus and management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

We entered into an employment agreement with Stephan J. DeLuca as our Chief Operating Officer on April 10, 2006. His base salary was $200,000. The agreement has an initial term of three-years. Dr. DeLuca was appointed Chief Executive Officer in November 2006 and on January 22, 2007, the compensation committee of the board of directors amended Dr. DeLuca’s employment agreement to formally reflect his new role with DayStar. Pursuant to the amendment, Dr. DeLuca will report directly to the board of directors and is entitled to receive an annual base salary of $250,000, an automobile allowance of up to $10,000, and shares of the Company’s Common Stock based on the achievement of milestones to be agreed upon by DayStar and Dr. DeLuca by March 1, 2007.

We entered into an employment agreement with Raja H. Venkatesh as our Executive Vice President and Chief Financial Officer, Secretary & Treasurer on May 9, 2007. His base salary is $240,000. The agreement has an initial term of three years. The agreement automatically extends for subsequent one-year periods on the anniversary date unless either party gives the other one-year written notice prior to the anniversary date of the intent not to renew the agreement.

Under each employment agreement, the executive officer’s base salaries are as follows:

Name	Position	Base Salary(2)
Stephan J. DeLuca	Chief Executive Officer	$250,000
Steven Aragon	Vice President, Engineering	$150,000
John J. McCaffrey	Vice President, Manufacturing	$169,500
Terence W. Schuyler	Vice President, Sales and Marketing	$140,000
Raja H. Venkatesh	Executive Vice President & Chief Financial Officer	$240,000
Robert E. Weiss	Vice President, Advanced Technologies	$175,000

(1)	The above table references our current executive officers. Dr. John R. Tuttle served as Chief Executive Officer until November 2006 at a base salary of $200,000; Mr. Stephen A. Anderud served as Chief

Financial Officer until November 2006 at a base salary of $160,000; and Mr. Thomas A. Polich, Esq. served as Chief Legal Officer until March 2007 at a base salary of $175,000.
(2)	Base salary refers to the contract stated amounts which are subject to increase in the normal course of business from time to time.

Under each employment agreement, the executive officer is entitled to participate in an annual bonus and management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

The executive officer may terminate his employment agreement for “good reason”. We may terminate each agreement at any time for “cause” or in the event of the executive officer’s disability or death. If we terminate for “cause”, the executive officer’s obligations cease after a specific termination procedure process. If we terminate “without cause” or the executive officer terminates for “good reason”, the executive officer is entitled to one year base salary, plus the amount of incentive compensation paid in the prior year under the applicable incentive program. In the event that the agreement is terminated because of death, all obligations to the executive officer immediately cease, except for benefits accrued to date. In the event of disability preventing the executive officer from substantially performing his duties, we may terminate for “cause.”

If the executive officer’s contract is terminated after a “change in control”, the executive officer is entitled to a multiple of base salary, plus the maximum amount of incentive pay under the management incentive program. A “change in control”, as defined, includes (a) a consolidation or merger in which the Company is not the continuing or surviving corporation, (b) a recapitalization in which any person becomes the 50% owner, (c) any transaction in which substantially all the assets of the corporation are to be liquidated, and (d) any person becoming the beneficial owner of more than 50% of our voting power. Dr. DeLuca’s multiple is 2.50. Dr. Aragon’s, Mr. McCaffrey’s, Mr. Schuyler’s, Mr. Venkatesh’s and Mr. Weiss’s multiple is 2.0. In addition, all unvested warrants, options or restricted stock then held by executive, if any, shall vest automatically on the termination of executive’s employment.

No matter how an executive officer ends his tenure, each agreement contains an eighteen (18) month non-competition and non-solicitation provision that restricts each executive officer from engaging in or being associated with any person or entity that engages in or plans to engage in the design, development, invention, implementation, application, manufacture, production, marketing, sale or license of any product or service in the direct competition with the Company’s products or services. For purposes of the agreement, our products or services are defined as CIGS-based PV products manufactured by a continuous process and/or on a flexible media.

Under the agreement the parties are compelled to engage in Arbitration to resolve any disputes. The agreements are governed by New York or California Law, respectively.

Director Compensation

Non-employee directors receive an annual fee of $6,000 per year payable quarterly in arrears, plus a $1,000 meeting fee for each meeting of the board of directors or a board committee the director attends. In addition, upon election to the board, non-employee directors received a fully vested option to purchase 6,000 shares of our Common Stock under our 2006 Plan. For each completed year of service as a director, non-employee directors are granted a fully vested option to purchase 4,500 shares of our Common Stock. In addition to the above, the audit committee chairman and lead director each receives an annual fee of $4,000 per year payable quarterly in arrears. The audit committee chairman receives an additional $1,000 fee for each audit committee meeting held and the lead director receives an additional $1,000 fee for each executive committee meeting held.

The following Director Compensation Table summarizes the compensation of our non-employee directors for services rendered to DayStar during the year ended December 31, 2006:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Randolph A. Graves, Jr.	$28,500	$29,880	$58,380
Robert G. Aldrich	29,500	29,880	59,380
Steven Argabright	24,500	—	24,500
Kelly A. Waters	25,500	51,785	77,285
Scott M. Schecter	34,500	51,785	86,285

(1)	Represents fair market value of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our consolidated financial statements. At December 31, 2006, Dr. Graves had options to purchase 12,000 shares, Dr. Aldrich had options to purchase 18,000 shares, Mr. Argabright had options to purchase 6,000 shares, and Ms. Waters and Mr. Schecter each had options to purchase 10,500 shares.

In addition to the fees listed above, we reimburse the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other compensation or personal benefits.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our named executive officers for services rendered in all capacities to DayStar during the year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Stock Incentive Plan Comp. ($)		All Other Comp. ($)		Total ($)
Stephan J. DeLuca Chief Executive Officer	$146,154	—	$659,425	(1)	$33,200	(2)	$8,769	(3)	$48,201	(4)	$895,749

John R. Tuttle Former President and Chief Executive Officer	$210,000	—	$54,813	(1)	$83,000	(2)	$45,000	(3)	$15,095	(4)	$407,908

John J. McCaffrey Jr. Vice President Manufacturing	$168,589	—	$472,825	(1)	$33,200	(2)	$16,437	(3)	$12,474	(4)	$703,525

Robert E. Weiss Vice President Advanced Technologies	$179,999	—	$260,676	(1)	$21,580	(2)	$18,630	(3)	$2,605	(4)	$483,349

(1)	Represents the total fair market value on the date of grant, of restricted stock granted during the year ended December 31, 2006. All restricted stock grants vest one-fourth per year on the anniversary of the grant date. Amounts listed do not represent the actual current fair value of the shares granted.
(2)	Represents fair market value of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our consolidated financial statements.
(3)	Represents amounts approved by the Board of Directors for payment under our 2006 Management Incentive Program. These payments are expected to be paid in 2007 upon attainment of certain criteria.
(4)	All other compensation for 2006 consists of medical premiums paid by us, relocation costs, a car allowance, and patent incentives, as set forth in the table below:

	Medical Premiums	Relocation Costs	Car Allowance	Patent Incentive
Stephan J. DeLuca	$4,091	$44,110	$—	$—
John R. Tuttle	4,432	—	4,463	6,200
John J. McCaffrey Jr.	12,474	—	—	—
Robert E. Weiss	2,605	—	—	—

The following table sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested($)
	Exercisable	Unexercisable
John R. Tuttle	7,500	12,500	12,500	14.85	6-21-2015	—	—
	—	12,500	12,500	8.77	6-19-2016	—	—
	—	—	—	—	—	6,250	$23,375	(1)

Stephan J. DeLuca	—	5,000	5,000	8.77	6-19-2016	—	—
	—	—	—	—	—	50,000	187,000	(1)
	—	—	—	—	—	2,500	9,350	(1)

John J. McCaffrey, Jr.	—	5,000	5,000	8.77	6-19-2016	—	—
	—	—	—	—	—	30,000	112,200	(1)
	—	—	—	—	—	2,500	9,350	(1)

Robert E. Weiss	—	3,250	3,250	8.77	6-19-2016	—	—
	—	—	—	—	—	15,000	56,100	(1)
	—	—	—	—	—	14,125	52,828	(1)

(1)	Based on closing price of DayStar’s Common Stock on December 31, 2006 of $3.74.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information, as of November 8, 2007, with respect to the beneficial ownership of the our Common Stock by each person who is known to us to be the beneficial owner of more than five percent of our outstanding Common Stock by each nominee for director, by the named executive officers, and by all directors and executive officers as a group. The information contained in this beneficial ownership table for five percent (5%) stockholders is based on Form 13D, 13G, or other filings with the Commission available through www.sec.gov/edgar as of close of business November 9, 2007. Unless otherwise indicated, each person has sole voting power and sole investment power.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent
Directors and Executive Officers:
Stephan J. DeLuca(2)	111,042	*
Steven Aragon(3)	111,102	*
John J. McCaffrey Jr.(4)	81,375	*
Terence W. Schuyler(5)	78,395	*
Raja H. Venkatesh(6)	50,000	*
Robert E. Weiss(7)	105,029	*
Robert G. Aldrich(8)	62,500	*
Steven C. Argabright(9)	50,500	*
Kevin S. Flannery(10)	26,000	*
Randolph A. Graves, Jr.(11)	56,500	*
Richard Nevins(12)	8,000	*
Scott M. Schecter(13)	55,000	*
Kelly A. Waters(14)	55,300	*

All directors and executive officers as a group (13 persons)	850,743	2.6%

5% Stockholders:
LC Capital Master Fund, Ltd.(15)	5,050,203	15.6
Quercus Trust(16)	4,031,025	12.4
Capital Ventures International(17)	2,500,000	7.7

*	Less than one percent.
(1)	Except as otherwise indicated, each officer and director can be reached at DayStar Technologies, Inc., 13 Corporate Drive, Halfmoon, NY 12065.
(2)	Includes vested options to purchase 58,542 shares of common stock and 39,375 shares of restricted common stock subject to a right of repurchase by our company.
(3)	Includes vested options to purchase 93,165 shares of common stock and 14,625 shares of common stock subject to a right of repurchase by our company.
(4)	Includes vested options to purchase 51,875 shares of common stock and 24,375 shares of restricted common stock subject to a right of repurchase by our company.
(5)	Includes vested options to purchase 59,520 shares of common stock and 15,563 shares of common stock subject to a right of repurchase by our company.
(6)	Represents 50,000 shares of common stock subject to a right of repurchase by our company.
(7)	Includes vested options to purchase 69,104 shares of common stock and 11,250 shares of restricted common stock subject to a right of repurchase by our company.
(8)	Represents vested options to purchase 62,500 shares of common stock.
(9)	Represents vested options to purchase 50,500 shares of common stock.
(10)	Represents vested options to purchase 26,000 shares of common stock.

(11)	Represents vested options to purchase 56,500 shares of common stock.
(12)	Includes vested options to purchase 6,000 shares of common stock.
(13)	Represents vested options to purchase 55,000 shares of common stock.
(14)	Includes vested options to purchase 55,000 shares of common stock.
(15)

Represents 4,575,183 shares of common stock beneficially owned by LC Capital Master Fund, Ltd. and 475,020 shares of common stock beneficially owned by LC Capital/Capital Z SPV, L.P. LC Capital Master Fund and LC Capital/Capital Z SPV, L.P. have shared voting and dispositive power over all such shares. The address of LC Capital Master Fund, Ltd. is 680 Fifth Avenue, 12th Floor, New York, New York 10019.

(16)	Represents shares of common stock beneficially owned by David Gelbaum and Monica Chavez as co-trustees of the Quercus Trust. Each of David Gelbaum and Monica Chavez has shared voting and dispositive power over the 4,031,025 shares. The address of the Quercus Trust is 2309 Santiago Drive, Newport Beach, California 92660.
(17)	Represents shares of common stock beneficially owned by Capital Ventures International and Heights Capital Management, Inc., which have shared voting and dispositive power over all such shares.

CODE OF ETHICS

We have adopted a code of ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics can be found under the heading “Policy on Business Ethics for Directors, Officers and Employees” on our website at www.daystartech.com/investors.cfm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received and written representations from reporting persons required to file reports under Section 16(a), to the Company’s knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 2006 were complied with, except that the accelerated vesting of options and restricted stock to Mr. Stephan Aanderud reported on Form 4 on December 7, 2006, should have been reported on Form 4 November 17, 2006. With respect to fiscal 2007, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to such persons were complied with, except one stock option grant to each of Dr. Graves and Dr. Aldrich, reported on Form 4’s on August 10, 2007, should have been reported on Form 4’s on August 8, 2007.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the meeting.

All expenses incurred in connection with this solicitation of proxies will be borne by the Company.

It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

By order of the Board of Directors,

Raja H. Venkatesh

Secretary

Dated: November 13, 2007

PROXY

DayStar Technologies, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

December 11, 2007

Solicited on Behalf of the Board of Directors of the Company

PROXY

The undersigned hereby appoints Stephan J. DeLuca and Raja H. Venkatesh as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of DayStar Technologies, Inc. to be held on Tuesday, December 11, 2007 beginning at 11:00 A.M. local time and at any adjournments or postponements thereof:

1. ELECT SEVEN DIRECTORS:

☐	VOTE FOR all nominees listed (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed

Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee’s name below.

Randolph A. Graves, Jr.	Stephan J. DeLuca	Robert G. Aldrich

Kevin S. Flannery	Richard Nevins	Kelly A. Waters

Scott M. Schecter

é	DETACH PROXY CARD HERE	é
Please Detach Here

é	You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope	é

DAYSTAR TECHNOLOGIES, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND FOR THE FINANCING TRANSACTION. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated: _______________, 2007

Signature or Signatures

Please date and sign exactly as your name or names appear below. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

PLEASE VOTE, SIGN, AND RETURN THE
ABOVE PROXY.